Exhibit 10.10

ATIEVA, INC.

2014 SHARE PLAN

(as amended January 11, 2021)

1.          Purposes of the Plan. The purposes of this 2014 Share Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code and the regulations and interpretations promulgated thereunder and rules and regulations of any other applicable jurisdiction. Share purchase rights may also be granted under the Plan.

2.	Definitions. As used herein, the following definitions shall apply:

(a)	“Administrator” means the Stock Administration Committee.

(b)           “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)           “Applicable Laws” means the legal requirements relating to the administration of share option and restricted share purchase plans, including under applicable provisions of The Companies Law of the Cayman Islands, U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any Stock Exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Options or Share Purchase Rights are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)	“Award” means an Option or a Share Purchase Right granted in accordance with the terms of the Plan.

(e)	“Award Agreement” means a Restricted Share Purchase Agreement and/or Option Agreement.

(g)	“Board” means the Board of Directors of the Company.

(h)          “Cause” for termination of a Participant’s Continuous Service Status will exist if the Participant is terminated by the Company for any of the following reasons: (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 5(d) below, and the term “Company” will be interpreted to include any Subsidiary, Parent or Affiliate, as appropriate.

(i)            “Change of Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting shares of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into voting shares of the surviving entity) a majority of the total voting power represented by the shares of the Company (or the surviving entity) outstanding immediately after such transaction, (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of the Company, or (4) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election or nomination for election by the Company’s shareholders, of any new Director was approved by a vote of at least 50% of the Incumbent Directors, such new Director shall be considered as an Incumbent Director.

(j)	“Code” means the Internal Revenue Code of 1986, as amended.

(k)	“Common Shares” means the Common Shares of the Company.

(l)            “Company” means Atieva, Inc., an exempted company incorporated under the laws of the Cayman Islands.

(m)          “Consultant” means any person, including an advisor, who is engaged by the Company or any Parent, Subsidiary or Affiliate to render services and is compensated for such services, and any director of the Company or any Subsidiary or Affiliate whether compensated for such services or not.

(n)         “Continuous Service Status” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Service Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Parents, Subsidiaries, Affiliates or their respective successors. A change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Service Status. However, for Incentive Stock Option purposes, termination of Continuous Service Status will occur when the Employee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a termination of Continuous Service Status.

(o)            “Corporate Transaction” means a sale of all or substantially all of the Company’s assets, or a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of the Company.

(p)	“Director” means a member of the Board.

(q)           “Disability” means disability as defined under the Company's long-term disability plan in which Participant is participating; provided that in the absence of such plan, or the absence of Participant's participation in such plan, Disability shall mean Participant’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(r)           “Employee” means any person employed by the Company or any Parent or Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Administrator in its discretion, subject to any requirements of the Code or the Applicable Laws. The payment by the Company of a director’s fee to a Director shall not be sufficient to constitute “employment” of such Director by the Company.

(s)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t)            “Fair Market Value” means, as of any date, the value of a Common Share or other property as determined by the Administrator, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i)             If, on such date, the Common Shares are listed on a national or regional securities exchange or market system, including without limitation the Nasdaq Global Market, the Fair Market Value of a Common Share shall be the closing price on such date of a Common Share (or the mean of the closing bid and asked prices of a Common Share if the shares are so quoted instead) as quoted on such exchange or market system constituting the primary market for the Common Shares, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the relevant date does not fall on a day on which the Common Shares are traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Shares were so traded prior to the relevant date, or such other appropriate day as shall be determined by the Administrator, in its discretion.

(ii)            If, on such date, the Common Shares are not listed on a national or regional securities exchange or market system, the Fair Market Value of a Common Share shall be as determined by the Administrator in good faith using a reasonable application of a reasonable valuation method without regard to any restriction other than a restriction which, by its terms, will never lapse.

(u)           “Incentive Stock Option”means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable Option Agreement.

(v)           “Listed Security” means any security of the Company that is listed or approved for listing on a national securities exchange or designated or approved for designation as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

(w)           “Named Executive” means any individual who is a covered employee pursuant to Section 162(m) of the Code.

(x)            “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option, as designated in the applicable Option Agreement.

(y)           “Option” means a share option granted pursuant to the Plan.

(z)            “Option Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of an Option granted under the Plan and includes any documents attached to or incorporated into such Option Agreement, including, but not limited to, a notice of share option grant and a form of exercise notice.

(aa)          “Option Exchange Program” means a program approved by the Administrator whereby outstanding Options are exchanged for Options with a lower exercise price or are amended to decrease the exercise price as a result of a decline in the Fair Market Value of the Common Shares.

(bb)         “Optioned Shares” means the Common Shares subject to an Option.

(cc)         “Optionee” means an Employee or Consultant who receives an Option.

(dd)         “Parent” means a “parent corporation,” whether now or hereafter existing,as defined in Section 424(e) of the Code, or any successor provision.

(ee)          “Participant” means any holder of one or more Options or Share Purchase Rights, or the Shares issuable or issued upon exercise of such awards, under the Plan.

(ff)           “Plan” means this 2014 Share Plan.

(gg)         “Reporting Person” means an officer, Director, or greater than ten percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(hh)        “Restricted Shares” means Common Shares acquired pursuant to a grant of a Share Purchase Right under Section 10 below.

(ii)           “Restricted Share Purchase Agreement” means a written document, the form(s) of which shall be approved from time to time by the Administrator, reflecting the terms of a Share Purchase Right granted under the Plan and includes any documents attached to such document.

(jj)           “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision.

(kk)         “Share” means a Common Share, as adjusted in accordance with Section 13 of the Plan.

(mm)      “Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Shares are quoted at any given time.

(nn)         “Share Purchase Right” means the right to purchase or otherwise acquire Common Shares pursuant to Section 10 below.

(oo)         “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.

(pp)         “Ten Percent Holder” means a person who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary.

3.            Shares Subject to the Plan. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be subject to Awards granted under the Plan (together, the “Share Reserve”) is the sum of (i) 36,026,709 plus (ii) a number of shares subject to options granted under the Company’s 2009 Share Plan that remained outstanding as of September 22, 2019, in an amount not to exceed 746,974 Shares, solely to the extent they expire or terminate for any reason prior to exercise or settlement, are forfeited, cancelled or otherwise returned to the Company because of the failure to meet a contingency or condition required to vest or such shares are withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of such a stock award. Notwithstanding the foregoing, subject to the provisions of Section 13 of the Plan the maximum number of Shares that may be delivered in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed 72,053,418 Shares. The Common Shares may be authorized, but unissued, or reacquired Common Shares. If an Award should expire or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. In addition, any Common Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan. Shares issued under the Plan and later forfeited to the Company or repurchased by the Company pursuant to any repurchase right which the Company may have shall be available for future grant under the Plan.

4.             Administration of the Plan.

(a)            General. The Plan shall be administered by the Board or a committee designated by the Board (the Board or a committee thereof which is so designated by the Board, the “Stock Administration Committee”).

(b)           Stock Administration Committee Composition. From time to time the Board may increase the size of the Stock Administration Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor and fill vacancies (however caused), all to the extent permitted by the Applicable Laws and, in the case of a Stock Administration Committee administering the Plan in accordance with the requirements of Rule 16b-3 or Section 162(m) of the Code, to the extent permitted or required by such provisions. The Stock Administration Committee shall in all events conform to any requirements of the Applicable Laws.

(c)           Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority, in its discretion:

(i)            to determine the Fair Market Value of the Common Shares, in accordance with Section 2(t) of the Plan, provided that such determination shall be applied consistently with respect to Participants under the Plan;

(ii)           to select the Employees and Consultants to whom Plan awards may from time to time be granted;

(iii)          to determine whether and to what extent Plan awards are granted;

(iv)          to determine the number of Common Shares to be covered by each award granted;

(v)           to approve the form(s) of agreement(s) used under the Plan;

(vi)          to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder, which terms and conditions include but are not limited to the exercise or purchase price, the time or times when awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, any pro rata adjustment to vesting as a result of a Participant’s transitioning from full- to part-time service (or vice versa), and any restriction or limitation regarding any Option, Optioned Shares, Share Purchase Right or Restricted Shares, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(vii)         to determine whether and under what circumstances an Option may be settled in cash under Section 9(c) instead of Common Shares;

(viii)        to implement an Option Exchange Program on such terms and conditions as the Administrator in its discretion deems appropriate, provided that no amendment or adjustment to an Option that would materially and adversely affect the rights of any Optionee shall be made without the prior written consent of the Optionee;

(ix)           to adjust the vesting of an Option held by an Employee or Consultant as a result of a change in the terms or conditions under which such person is providing services to the Company;

(x)            to construe and interpret the terms of the Plan and awards granted under the Plan, which constructions, interpretations and decisions shall be final and binding on all Participants; and

(xi) in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Options or Share Purchase Rights to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

5.             Eligibility.

(a)            Recipients of Grants. Nonstatutory Stock Options and Share Purchase Rights may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided that Employees of Affiliates shall not be eligible to receive Incentive Stock Options.

(b)           Type of Option. Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.

(c)            ISO $100,000 Limitation. Notwithstanding any designation under Section 5(b), to the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares subject to an Incentive Stock Option shall be determined as of the date of the grant of such Option.

(d)           No Employment Rights. The Plan shall not confer upon any Participant any right with respect to continuation of an employment or consulting relationship with the Company, nor shall it interfere in any way with such Participant’s right or the Company’s right to terminate the employment or consulting relationship at any time for any reason.

6.             Term of Plan. The Plan shall become effective on May 14, 2014, the date approved by shareholders of the Company (the “Effective Date”). It shall continue in effect for a term of ten (10) years from the Effective Date unless sooner terminated under Section 15 of the Plan.

7.             Term of Option. The term of each Option shall be the term stated in the Option Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement and provided further that, in the case of an Incentive Stock Option granted to a person who at the time of such grant is a Ten Percent Holder, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

8.             Option Exercise Price and Consideration.

(a)           Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be set forth in the Option Agreement and be no less than 100% of the Fair Market Value per Share on the date of grant, but shall be subject to the following:

(i)            In the case of an Incentive Stock Option

(A)           granted to an Employee who at the time of grant is a Ten Percent Holder, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

(B)           granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)           Notwithstanding the foregoing, Options may be granted with a per Share exercise price other than as required above pursuant to assumption or substitution of stock options pursuant to a merger or other corporate transaction, but solely to the extent that such Options would not become subject to Section 409A of the Code.

(b)           Permissible Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (1) cash; (2) check; (3) subject to any requirements of the Applicable Laws, delivery of Optionee’s promissory note having such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate; (4) cancellation of indebtedness; (5) other Shares that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option is exercised, provided that in the case of Shares acquired, directly or indirectly, from the Company, such Shares must have been owned by the Optionee for more than six months on the date of surrender (or such other period as may be required to avoid the Company’s incurring an adverse accounting charge); (6) if, as of the date of exercise of an Option the Company then is permitting employees to engage in a “same-day sale” cashless brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes; (7) any combination of the foregoing methods of payment; or (8) such other consideration and method of payment as determined by the Administrator and to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company and the Administrator may, in its sole discretion, refuse to accept a particular form of consideration at the time of any Option exercise.

9.	Exercise of Option.

(a)	General.

(i)             Exercisability. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, consistent with the term of the Plan and reflected in the Option Agreement, including vesting requirements and/or performance criteria with respect to the Company and/or the Optionee.

(ii)            Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the vesting of Options shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, vesting of Options shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, vesting shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Options to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii)           Minimum Exercise Requirements. An Option may not be exercised for a fraction of a Share. The Administrator may require that an Option be exercised as to a minimum number of Shares, provided that such requirement shall not prevent an Optionee from exercising the full number of Shares as to which the Option is then exercisable.

(iv)          Procedures for and Results of Exercise. An Option shall be deemed exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and the Company has received full payment for the Shares with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 8(b) of the Plan, provided that the Administrator may, in its sole discretion, refuse to accept any form of consideration at the time of any Option exercise. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(v)           Rights as Shareholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 13 of the Plan.

(b)          Termination of Employment or Consulting Relationship. Except as otherwise set forth in this Section 9(b), the Administrator shall establish and set forth in the applicable Option Agreement the terms and conditions upon which an Option shall remain exercisable, if at all, following termination of an Optionee’s Continuous Service Status, which provisions may be waived or modified by the Administrator at any time. Unless the Administrator otherwise provides in the Option Agreement, to the extent that the Optionee is not vested in Optioned Shares at the date of termination of his or her Continuous Service Status, or if the Optionee (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Option Agreement or below (as applicable), the Option shall terminate and the Optioned Shares underlying the unexercised portion of the Option shall revert to the Plan. In no event may any Option be exercised after the expiration of the Option term as set forth in the Option Agreement (and subject to Section 7).

The following provisions (1) shall apply to the extent an Option Agreement does not specify the terms and conditions upon which an Option shall terminate upon termination of an Optionee’s Continuous Service Status, and (2) establish the minimum post-termination exercise periods that may be set forth in an Option Agreement:

(i)             Termination other than Upon Disability or Death or for Cause. In the event of termination of Optionee’s Continuous Service Status other than under the circumstances set forth in subsections (ii) through (iv) below, such Optionee may exercise an Option until the earlier of (A) three (3) months following such termination or (B) the expiration of the term of such Option, to the extent the Optionee was vested in the Optioned Shares as of the date of such termination; provided, however, that the Administrator may in the Option Agreement specify an alternative period of time (but not beyond the expiration date of the Option) following termination of Optionee’s Continuous Service Status during which Optionee may exercise the Option as to Shares that were vested and exercisable as of the date of termination of Optionee’s Continuous Service Status. No termination shall be deemed to occur and this Section 9(b)(i) shall not apply if (i) the Optionee is a Consultant who becomes an Employee, or (ii) the Optionee is an Employee who becomes a Consultant.

(ii)            Disability of Optionee. In the event of termination of an Optionee’s Continuous Service Status as a result of his or her Disability, such Optionee may exercise an Option at any time within twelve months following such termination to the extent the Optionee was vested in the Optioned Shares as of the date of such termination.

(iii)           Death of Optionee. In the event of the death of an Optionee during the period of Continuous Service Status since the date of grant of the Option, or within thirty days following termination of Optionee’s Continuous Service Status, the Option may be exercised by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance at any time within twelve months following the date of death, but only to the extent the Optionee was vested in the Optioned Shares as of the date of death or, if earlier, the date the Optionee’s Continuous Service Status terminated.

(iv)          Termination for Cause. In the event of termination of an Optionee’s Continuous Service Status for Cause, any Option (including any exercisable portion thereof) held by such Optionee shall immediately terminate in its entirety upon first notification to the Optionee of termination of the Optionee’s Continuous Service Status. If an Optionee’s employment or consulting relationship with the Company is suspended pending an investigation of whether the Optionee shall be terminated for Cause, all the Optionee’s rights under any Option likewise shall be suspended during the investigation period and the Optionee shall have no right to exercise any Option.

(c)            Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted under the Plan based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

10.           Share Purchase Rights.

(a)            Rights to Purchase. When the Administrator determines that it will offer Share Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase or otherwise acquire, the price to be paid (including the method of payment) and the time within which such person must accept such offer. The purchase price of Shares subject to Share Purchase Rights shall be as determined by the Administrator. The consideration shall be as determined by the Administrator consistent with Section 8(b). The offer to purchase Shares subject to Share Purchase Rights shall be accepted by execution of a Restricted Share Purchase Agreement in the form determined by the Administrator or in such other manner as determined by the Administrator as specified in the Restricted Share Purchase Agreement.

(b)           Repurchase Option.

(i)             General. Unless the Administrator determines otherwise, the Restricted Share Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment with the Company for any reason (including death or Disability). Subject to any requirements of the Applicable Laws, the terms of the Company’s repurchase option (including without limitation the price at which, and the consideration for which, it may be exercised, and the events upon which it shall lapse) shall be as determined by the Administrator in its sole discretion and reflected in the Restricted Share Purchase Agreement.

(ii)            Leave of Absence. The Administrator shall have the discretion to determine whether and to what extent the lapsing of Company repurchase rights shall be tolled during any unpaid leave of absence; provided, however, that in the absence of such determination, such lapsing shall be tolled during any such unpaid leave (unless otherwise required by the Applicable Laws). In the event of military leave, the lapsing of Company repurchase rights shall toll during any unpaid portion of such leave, provided that, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given “vesting” credit with respect to Shares purchased pursuant to the Restricted Share Purchase Agreement to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave.

(iii)           Termination for Cause. In the event of termination of a Participant’s Continuous Service Status for Cause, the Company shall have the right to repurchase from the Participant vested Shares issued upon exercise of a Share Purchase Right upon the following terms: (A) the repurchase must be made within 6 months of termination of the Participant’s Continuous Service Status for Cause at the lower of (x) Participant’s original cost for the Shares and (y) the Fair Market Value of the Shares as of the date of termination, and (B) the repurchase shall be effected pursuant to such terms and conditions as the Administrator shall determine are necessary and appropriate to carry out the intent of this Section 10(b)(iii). Nothing in this Section 10(b)(iii) shall in any way limit the Company’s right to purchase unvested Shares as set forth in the applicable Restricted Share Purchase Agreement.

(c)            Other Provisions. The Restricted Share Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Share Purchase Agreements need not be the same with respect to each Participant.

(d)           Rights as a Shareholder. Once the Share Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a shareholder and shall be a shareholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Share Purchase Right is exercised, except as provided in Section 13 of the Plan.

11.	Taxes.

(a)	Tax Withholding Obligation.

(i)            As a condition of the grant, vesting or exercise of an Option or Share Purchase Right granted under the Plan, the Participant (or in the case of the Participant’s death, the person exercising the Option or Share Purchase Right) shall make such arrangements as the Administrator may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with such grant, vesting or exercise of the Option or Share Purchase Right or the issuance of Shares. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied. If the Administrator allows the withholding or surrender of Shares to satisfy a Participant’s tax withholding obligations under this Section 11, the Administrator shall not require Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(ii)            In the case of an Employee and in the absence of any other arrangement, the Employee shall be deemed to have directed the Company to withhold or collect from his or her compensation an amount sufficient to satisfy such tax obligations from the next payroll payment otherwise payable after the date of an exercise of the Option or Share Purchase Right.

(iii)           This Section 11(a) shall apply only after the date, if any, upon which the Common Shares become a Listed Security. In the case of a Participant other than an Employee (or in the case of an Employee where the next payroll payment is not sufficient to satisfy such tax obligations, with respect to any remaining tax obligations), in the absence of any other arrangement and to the extent permitted under the Applicable Laws, the Participant shall be deemed to have elected to have the Company withhold from the Shares to be issued upon exercise of the Option or Share Purchase Right that number of Shares having a Fair Market Value determined as of the applicable Tax Date (as defined below) equal to the amount required to be withheld. For purposes of this Section 11, the Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined under the Applicable Laws (the “Tax Date”).

(iv)          If permitted by the Administrator, in its discretion, a Participant may satisfy his or her tax withholding obligations upon exercise of an Option or Share Purchase Right by surrendering to the Company Shares that have a Fair Market Value determined as of the applicable Tax Date equal to the amount required to be withheld. In the case of shares previously acquired from the Company that are surrendered under this Section 11(a)(iv), such Shares must have been owned by the Participant for more than six (6) months on the date of surrender (or such other period of time as is required for the Company to avoid adverse accounting charges).

(v)           Any election or deemed election by a Participant to have Shares withheld to satisfy tax withholding obligations under Section 11(a)(iii) or (iv) above shall be irrevocable as to the particular Shares as to which the election is made and shall be subject to the consent or disapproval of the Administrator. Any election by a Participant under Section 11(a)(iv) above must be made on or prior to the applicable Tax Date.

(vi)         In the event an election to have Shares withheld is made by a Participant and the Tax Date is deferred under Section 83 of the Code because no election is filed under Section 83(b) of the Code, the Participant shall receive the full number of Shares with respect to which the Option or Share Purchase Right is exercised but such Participant shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

(b)           Compliance with Section 409A. Notwithstanding anything to the contrary contained in this Plan, to the extent that the Administrator determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under Applicable Law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A (whenever issued, the “Guidance”). Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement provides otherwise, with specific reference to this sentence), to the extent that a Participant holding an Award that constitutes “deferred compensation” under Section 409A and the Guidance is a “specified employee” (also as defined thereunder) at the time of the Participant’s “separation from service” (as defined in Section 409A and the Guidance), distribution or payment of any amount or Shares underlying such Award shall be made on the date that is six (6) months following the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death.

(c)            Deferral of Award Benefits. The Administrator may in its discretion and upon such terms and conditions as it determines appropriate permit one or more Participants whom it selects to (a) defer compensation payable pursuant to the terms of an Award, or (b) defer compensation arising outside the terms of this Plan pursuant to a program that provides for deferred payment in satisfaction of such other compensation amounts through the issuance of one or more Awards. Any such deferral arrangement shall be evidenced by an Award Agreement in such form as the Administrator shall from time to time establish, and no such deferral arrangement shall be a valid and binding obligation unless evidenced by a fully executed Award Agreement, the form of which the Administrator has approved, including through the Administrator’s establishing a written program (the “Program”) under this Plan to govern the form of Award Agreements participating in such Program. Any such Award Agreement or Program shall specify the treatment of dividends or dividend equivalent rights (if any) that apply to Awards governed thereby, and shall further provide that any elections governing payment of amounts pursuant to such Program shall be in writing, shall be delivered to the Company or its agent in a form and manner that complies with Code Section 409A and the Guidance, and shall specify the amount to be distributed in settlement of the deferral arrangement, as well as the time and form of such distribution in a manner that complies with Code Section 409A and the Guidance.

12.           Non-Transferability of Options and Share Purchase Rights.

(a)            General. Except as set forth in this Section 12, Options and Share Purchase Rights may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option or Share Purchase Right may be exercised, during the lifetime of the holder of an Option or Share Purchase Right, only by such holder or a transferee permitted by this Section 12.

(b)           Limited Transferability Rights. Notwithstanding anything else in this Section 12, the Administrator may in its discretion grant Nonstatutory Stock Options that may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons (or the Optionee) have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests.

13.	Adjustments Upon Changes in Capitalization, Merger or Certain Other Transactions.

(a)            Changes in Capitalization. Subject to any action required under Applicable Laws by the shareholders of the Company, the number of Common Shares covered by each outstanding award, and the number of Shares that have been authorized for issuance under the Plan but as to which no awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an award, the maximum number of shares that can be issued pursuant to the exercise of Incentive Stock Options as well as the price per Common Share covered by each such outstanding award, shall be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a share split, reverse share split, share dividend, combination, recapitalization or reclassification of the Common Shares, or any other increase or decrease in the number of issued Common Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Common Shares subject to an award.

(b)            Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Option and Share Purchase Right will terminate immediately prior to the consummation of such action, unless otherwise determined by the Administrator.

(c)            Corporate Transaction. In the event of a Corporate Transaction (including without limitation a Change of Control), the Stock Administration Committee may, in its discretion, (1) provide for the assumption or substitution of, or adjustment to, each outstanding Option and Share Purchase Right by the successor corporation or a parent or subsidiary of the successor corporation (the “Successor Corporation”); (2) accelerate the vesting and termination of outstanding Options and Share Purchase Rights, in whole or in part, so that Options and Share Purchase Rights can be exercised before or otherwise in connection with the closing or completion of the transaction or event but then terminate; and/or (3) provide for termination of Options and Share Purchase Rights as a result of the Corporate Transaction on such terms and conditions as it deems appropriate, including providing for the cancellation of Options or Share Purchase Rights for a cash payment to the Participant. The Stock Administration Committee need not provide for identical treatment of each outstanding award.

For purposes of this Section 13(c), an Option or a Share Purchase Right shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon a Corporate Transaction or a Change of Control, as the case may be, each holder of an Option or Share Purchase Right would be entitled to receive upon exercise of the award the same number and kind of shares or the same amount of property, cash or securities as such holder would have been entitled to receive upon the occurrence of the transaction if the holder had been, immediately prior to such transaction, the holder of the number of Shares covered by the award at such time (after giving effect to any adjustments in the number of Shares covered by the Option or Share Purchase Right as provided for in this Section 13); provided that if such consideration received in the transaction is not solely common stock or common shares of the Successor Corporation, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon exercise of the award to be solely common stock or common shares of the Successor Corporation equal to the Fair Market Value of the per Share consideration received by holders of Common Shares in the transaction.

(d)           Certain Distributions. In the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (other than dividends payable in cash or shares of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share covered by each outstanding Option or Share Purchase Right to reflect the effect of such distribution.

14.           Time of Granting Options and Share Purchase Rights. The date of grant of an Option or Share Purchase Right shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Share Purchase Right, or such other date as is determined by the Administrator, provided that in the case of any Incentive Stock Option, the grant date shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee’s employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option or Share Purchase Right is so granted within a reasonable time after the date of such grant.

15.	Amendment and Termination of the Plan.

(a)            Authority to Amend or Terminate. Subject to any shareholders’ approval required by the Memorandum and Articles of Association of the Company, the Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation (other than an adjustment pursuant to Section 13 above) shall be made that would materially and adversely affect the rights of any Optionee or holder of Share Purchase Rights under any outstanding grant, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

(b)           Effect of Amendment or Termination. Except as to amendments which the Administrator has the authority under the Plan to make unilaterally, no amendment or termination of the Plan shall materially and adversely affect Options or Share Purchase Rights already granted, unless mutually agreed otherwise between the Optionee or holder of the Share Purchase Rights and the Administrator, which agreement must be in writing and signed by the Optionee or holder and the Company.

16.           Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. As a condition to the exercise of an Option or Share Purchase Right, the Company may require the person exercising the award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law. Shares issued upon exercise of awards granted prior to the date on which the Common Shares become a Listed Security shall be subject to a right of first refusal in favor of the Company pursuant to which the Participant will be required to offer Shares to the Company before selling or transferring them to any third party on such terms and subject to such conditions as are reflected in the applicable Option Agreement or Restricted Share Purchase Agreement. In addition, awards issued prior to the date on which the Common Shares becomes a Listed Security shall require the Participant to agree to a lock-up agreement in connection with public offerings of the Company’s shares that applies to all shares and rights to purchase shares of the Company held by the Participant on such terms and subject to such conditions as are reflected in the applicable Option Agreement or Restricted Share Purchase Agreement.

17.           Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

18.           Agreements. Options and Share Purchase Rights shall be evidenced by Option Agreements and Restricted Share Purchase Agreements, respectively, in such form(s) as the Administrator shall from time to time approve.

19.           Shareholder Approval. If required by the Applicable Laws, continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

20.           Information and Documents to Optionees and Purchasers. Prior to the date, if any, upon which the Common Shares becomes a Listed Security and if required by the Applicable Laws, the Company shall provide financial statements at least annually to each Optionee and to each individual who acquired Shares pursuant to the Plan, during the period such Optionee or purchaser has one or more Options or Share Purchase Rights outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such individual owns such Shares. Except as required by Applicable Law, the Company shall not be required to provide such information if the issuance of Options or Share Purchase Rights under the Plan is limited to key persons whose duties in connection with the Company assure their access to equivalent information.

21.           Notice. Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

22.	Governing Law; Interpretation of Plan and Awards.

(a)            This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof.

(b)           In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)            The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)           The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)           All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

23.           Limitation on Liability. The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee or any other persons as to:

(a)            The Non-Issuance of Shares. The non-issuance or sale of Shares (including under Section 16 above) as to which the Company has been unable to obtain from any regulatory body having jurisdiction and the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder.

(b)           Tax Consequences. Any tax consequence realized by any Participant, Employee or other person due to the receipt, vesting, exercise or settlement of any Option or other Award granted hereunder or due to the transfer of any Shares issued hereunder. The Company has not provided any tax advice with respect to the Awards or the disposition of the Shares. Optionee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, exercise, assignment, release, cancellation or any other disposal of the Awards and on any subsequent sale or disposition of the Shares. The Participant is responsible for, and by accepting an Award under the Plan agrees to bear, all taxes of any nature that are legally imposed upon the Participant in connection with an Award in any applicable jurisdiction, and the Company does not assume, and will not be liable to any party for, any cost or liability arising in connection with such tax liability legally imposed on the Participant. In particular, Awards issued under the Plan may be characterized by the Internal Revenue Service (the “IRS”) as “deferred compensation” under the Code resulting in additional taxes, including in some cases interest and penalties. In the event the IRS determines that an Award constitutes deferred compensation under the Code or challenges any good faith characterization made by the Company or any other party of the tax treatment applicable to an Award, the Participant will be responsible for the additional taxes, and interest and penalties, if any, that are determined to apply if such challenge succeeds, and the Company will not reimburse the Participant for the amount of any additional taxes, penalties or interest that result.

(c)           Forfeiture. The requirement that Participant forfeit an Award, or the benefits received or to be received under an Award, pursuant to any Applicable Law.